Exhibit 99.1

        NGAS Announces Sale of Williston Basin Lease Position

              Company Records $1.6 Million After-Tax Gain

    LEXINGTON, Ky.--(BUSINESS WIRE)--Nov. 17, 2006--NGAS Resources, Inc. (Nasdaq: NGAS) today announced that it closed the sale of its lease position in Dunn County, North Dakota. The divesture covered 100% of the working interests in undeveloped oil and gas leases totaling 18,441 gross (14,865 net) acres acquired under its leasing program initiated in 2005. The sale to an undisclosed buyer for $4.8 million resulted in an after-tax gain of approximately $1.6 million or $0.07 per share. In addition to the cash consideration, the Company will retain an overriding royalty interest in the lease position of up to 1.35%.

    William S. Daugherty, President and CEO of NGAS Resources commented, "We are pleased with the results of this non-core asset divestiture in the Bakken Play in North Dakota. Our management team recognized this opportunity and its execution resulted in a significant one-time gain. Obviously, the Company's core area is the Appalachian Basin; however, we will continue to pursue opportunities outside the Basin that create value for our shareholders."

    About NGAS Resources

    NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that support repeatable drilling opportunities, principally in the southern portion of the Appalachian Basin. Additional information, including the Company's annual report on Form 10-K for 2005 and its quarterly report on Form 10-Q for the third quarter of 2006, can be accessed on its website at www.ngas.com.

    This release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company, including risks of production variances from expectations, volatility of product prices, and the level of capital expenditures required to fund drilling and the ability of the Company to implement its business strategy. These and other risks are described in the Company's periodic reports filed with the United States Securities and Exchange Commission.

    CONTACT: NGAS Resources, Inc.
             Michael P. Windisch, CFO
             859-263-3948
             Fax: 859-263-4228
             E-Mail: ngas@ngas.com